Exhibit 99.1

Garrett Motion Reports Second Quarter 2024 Financial Results; Updates Full Year 2024 Outlook
Second Quarter 2024 Highlights
•Net sales totaled $890 million, down 12% on a reported basis and down 10% at constant currency*
•Net income totaled $64 million; Net income margin of 7.2%
•Adjusted EBITDA* totaled $150 million; Adjusted EBITDA margin* of 16.9%
•Net cash provided by operating activities totaled $126 million
•Adjusted free cash flow* totaled $62 million
•Repurchased $65 million of Common Stock

Updated Full Year 2024 Outlook
•Net sales of $3,570 million
•Net income of $275 million; Net income margin of 7.7%
•Adjusted EBITDA* of $608 million; Adjusted EBITDA margin* of 17.0%
•Net cash provided by operating activities of $405 million
•Adjusted free cash flow* of $350 million

ROLLE, Switzerland and PLYMOUTH, Mich., July, 25, 2024 – Garrett Motion Inc. (Nasdaq: GTX) (the "Company"), a leading differentiated automotive technology provider, today announced its financial results for the three and six months ended June 30, 2024.

$ millions (unless otherwise noted)	Q2 2024	Q2 2023	H1 2024	H1 2023
Net sales	890	1,011	1,805	1,981
Cost of goods sold	705	809	1,448	1,590
Gross profit	185	202	357	391
Gross profit %	20.8%	20.0%	19.8%	19.7%
Selling, general and administrative expenses	61	63	125	119
Income before taxes	87	101	168	209
Net income	64	71	130	152
Net income margin	7.2%	7.0%	7.2%	7.7%
Adjusted EBITDA*	150	170	301	338
Adjusted EBITDA margin*	16.9%	16.8%	16.7%	17.1%
Net cash provided by operating activities	126	164	210	256
Adjusted free cash flow*	62	140	130	228
* See reconciliations to the nearest GAAP measure in pages 6-13

“Despite a volatile volume environment in the second quarter, Garrett delivered a very solid performance. We expanded our adjusted EBITDA margin by 40 basis points quarter over quarter to 16.9% and delivered $62 million of adjusted free cash flow,” said Olivier Rabiller, President and CEO of Garrett. "We continued to deliver strong margin performance by leveraging our variable cost structure and driving sustained operating productivity. These results enabled us to once again make very significant progress on our capital allocation priorities. In Q2, we repurchased $65 million of common stock, totaling $174 million for the first half of 2024. We also issued $800 million of senior unsecured notes at favorable interest rates which we used to partially repay our Term Loan B in the quarter."

“Coupled with our financial performance, we've kept on strengthening our core turbo business and advancing our zero-emission vehicle technologies this quarter. We secured a number of new series production awards in our turbo business including an additional new large industrial turbo, aimed at the fast-growing power generation industry. We also achieved significant progress on the zero-emission technologies, scoring new wins for our broad and industry leading Fuel Cell

Compressor Portfolio, and winning for the first time a number of E-Powertrain predevelopment programs with commercial vehicle players for our high-speed proprietary E-Powertrain concept now adapted to demanding commercial vehicle use. This once again confirms the increasing traction we receive from customers for our differentiated high speed electrification solutions.”

Results of Operations

Net sales for the second quarter of 2024 were $890 million, representing a decrease of 12% (including an unfavorable impact of $18 million or 2% due to foreign currency translation) compared with $1,011 million in the second quarter of 2023. This decrease was mainly driven by demand softness in gasoline, diesel and commercial vehicles applications, partially offset by increased demand for replacement parts on aftermarket sales. Net sales further declined due to commodity deflation impact on pricing net of inflation pass-through.

Cost of goods sold for the second quarter of 2024 decreased to $705 million from $809 million in the second quarter of 2023, primarily driven by $78 million of lower sales volumes, $27 million of commodity, transportation and energy deflation and $18 million of productivity net of labor inflation. These decreases were partially offset by $26 million of unfavorable product mix and $2 million of higher research and development ("R&D") costs, reflecting Garrett's continued investment in new turbo and zero emission technologies.

Gross profit totaled $185 million for the second quarter of 2024 as compared to $202 million in the second quarter of 2023, with a gross profit percentage for the second quarter of 2024 of 20.8% as compared to 20.0% in the second quarter of 2023. The decrease in gross profit was primarily driven by $34 million from lower sales, $22 million from commodity deflation impact on pricing net of inflation pass-through, $2 million from higher R&D costs and $9 million due to foreign currency impact. These decreases were partially offset by $27 million of commodity, transportation and energy deflation, $21 million of productivity, net of labor inflation and $2 million of favorable product mix.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2024 decreased to $61 million from $63 million in the second quarter of 2023. The decrease was mainly driven by $4 million of lower professional service fees, partially offset by $2 million of higher bad debt expense. SG&A expenses also decreased due to $1 million of favorable foreign exchange impact.

Interest expense in the second quarter of 2024 was $62 million as compared to $29 million in the second quarter of 2023. The increase was primarily driven by $27 million of accelerated debt issuance cost amortization and $3 million of higher interest expense due to a different notional amount of debt outstanding during the period and higher variable interest rates, partially offset by the spread reduction on the 2021 Dollar Term Facility. We also recognized $25 million of marked-to-market remeasurement losses recorded during the quarter on our undesignated interest rate swap contracts, partially offset by $22 million of gains, including settlements of $18 million, on our interest derivatives.

Non-operating income (expense) for the second quarter of 2024 was $1 million of income as compared to $8 million of expense in the second quarter of 2023, with the increase primarily driven by foreign exchange transactional gains partially offset by $2 million of lower equity income due to the sale of an equity interest in an unconsolidated joint venture.

Tax expense for the second quarter of 2024 was $23 million as compared to $30 million in the second quarter of 2023, mainly driven by lower U.S. taxes on international operations and lower non-deductible transaction costs, partially offset by tax related to the sale of an equity interest in an unconsolidated joint venture.

Net income for the second quarter of 2024 was $64 million as compared to $71 million in the second quarter of 2023. The $7 million decrease was primarily due to $17 million of lower gross profit and $33 million of higher interest expense. These decreases were partially offset by $27 million of gain from the sale of an equity interest in an unconsolidated joint venture, $9 million of higher non-operating income and $7 million of lower tax expense.

Net cash provided by operating activities totaled $126 million in the second quarter of 2024 as compared to $164 million in the second quarter of 2023, a decrease of $38 million. This decrease was primarily due to $30 million higher usage of working capital and $17 million from changes in other assets and liabilities, partially offset by an increase of $9 million in net income excluding non-cash charges.

Non-GAAP Financial Measures

Adjusted EBITDA decreased to $150 million in the second quarter of 2024 as compared to $170 million in the second quarter of 2023. The decrease was mainly due to demand softness across gasoline, diesel and commercial vehicles, commodity deflation impact on pricing net of inflation pass-through as well as unfavorable foreign exchange impact. These decreases were partially offset by strong operational performance through productivity, net of labor inflation, commodity, transportation and energy inflation and favorable product mix.

Adjusted free cash flow was $62 million in the second quarter of 2024 as compared to $140 million in the second quarter of 2023. The decrease was primarily driven by $84 million of higher working capital usage (net of factoring), $20 million of lower Adjusted EBITDA and $9 million of higher cash paid for taxes. These decreases were partially offset by $28 million of other assets and liabilities and $8 million of lower capital expenditures.

Liquidity and Capital Resources

As of June 30, 2024, Garrett had $698 million in available liquidity, including $98 million in cash and cash equivalents and $600 million of undrawn commitments under its revolving credit facility. As of March 31, 2024, Garrett had $766 million in available liquidity, including $196 million in cash and cash equivalents and $570 million of undrawn commitments under its revolving credit facility.

As of June 30, 2024, total principal amount of debt outstanding amounted to $1,497 million, down from $1,683 million as of March 31, 2024, due to early debt repayments of $985 million partially offset by proceeds of $794 million from our new Senior Unsecured Notes, net of deferred financing costs.

During the second quarter of 2024, we repurchased $65 million of our common stock under our authorized share repurchase program and we had remaining repurchase capacity of $176 million as of June 30, 2024. During the first quarter of 2024, our repurchases of common stock were $109 million.

Full Year 2024 Outlook
Garrett is updating its outlook for the full year 2024 for certain GAAP and Non-GAAP financial measures.

	Full Year 2024 Outlook	Prior Outlook
Net sales (GAAP)	$3.50 billion to $3.65 billion	$3.80 billion to $3.95 billion
Net sales growth at constant currency (Non-GAAP)*	-9% to -5%	-2% to +2%
Net income (GAAP)	$245 million to $285 million	$230 million to $275 million
Adjusted EBITDA (Non-GAAP)*	$583 million to $633 million	$590 million to $650 million
Net cash provided by operating activities (GAAP)	$355 million to $455 million	$370 million to $470 million
Adjusted free cash flow (Non-GAAP)*	$300 million to $400 million	$325 million to $425 million
* See reconciliations to the nearest GAAP measures on pages 6-13
Garrett’s full year 2024 outlook, as of July 25, 2024, includes the following expectations:

•2024 light vehicle production down 2% vs. 2023 (flat vs. 2023 in prior outlook)
•2024 commercial vehicle production flat to down 1% including on- and off-highway (+2% in prior outlook)
•FX EUR/$ at 1.08, $/JPY at 154 and $/CNY at 7.23
•RD&E of ~4.4% of sales (vs. 4.5% in prior outlook), ~60% on zero emission technology
•Capital expenditures ~2.4% of sales (vs. 2.2% in prior outlook), with greater than 30% on zero emission technologies

Conference Call

Garrett will hold a conference call at 8:30 am EDT / 2:30 pm CET on Thursday, July 25, 2024, to discuss its results. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 4523182.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com/. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 4634128. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.
Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving automotive customers worldwide for close to 70 years. Known for its global leadership in turbocharging, the company develops transformative technologies for vehicles to become cleaner and more efficient. Its advanced technologies help reduce emissions and reach zero emissions via passenger and commercial vehicle applications – for on and off-highway use. Its portfolio includes turbochargers, electric turbos (E-Turbo) and electric compressors (E-Compressor) for both ICE and hybrid powertrains. In the zero emissions vehicle category, it offers fuel cell compressors for hydrogen fuel cell vehicles (FCEVs) as well as electric propulsion and thermal management systems for battery electric vehicles (BEVs). It boasts five R&D centers, 13 manufacturing sites and a team of 9,300 located in more than 20 countries. Its mission is to further advance motion through unique, differentiated innovations. More information at www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS	MEDIA
Eric Birge	Amanda Jones
+1.734.392.5504	+41.79.601.07.87
Eric.Birge@garrettmotion.com	Amanda.Jones@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in millions, except per share amounts)
Net sales	$890	$1,011	$1,805	$1,981
Cost of goods sold	705	809	1,448	1,590
Gross profit	185	202	357	391
Selling, general and administrative expenses	61	63	125	119
Other expense, net	3	1	4	2
Interest expense	62	29	93	56
Gain on sale of equity investment	(27)	—	(27)	—
Non-operating (income) expense	(1)	8	(6)	5
Income before taxes	87	101	168	209
Tax expense	23	30	38	57
Net income	64	71	130	152
Less: preferred stock dividends	—	(40)	—	(80)
Less: preferred stock deemed dividends	—	(232)	—	(232)
Net income (loss) available for distribution	$64	$(201)	$130	$(160)

Earnings (loss) per common share
Basic	$0.29	$(1.88)	$0.56	$(1.86)
Diluted	0.28	(1.88)	0.56	(1.86)

Weighted average common shares outstanding
Basic	224,321,948	107,408,432	230,493,039	86,269,694
Diluted	225,898,814	107,408,432	232,455,083	86,269,694

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in millions)
Net income	$64	$71	$130	$152
Foreign exchange translation adjustment	—	(8)	18	(6)
Defined benefit pension plan adjustment, net of tax	2	—	3	—
Changes in fair value of effective cash flow hedges, net of tax	(2)	2	1	(1)
Changes in fair value of net investment hedges, net of tax	8	3	27	(2)
Total other comprehensive income (loss), net of tax	8	(3)	49	(9)
Comprehensive income	$72	$68	$179	$143

CONSOLIDATED INTERIM BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$98	$259
Restricted cash	1	1
Accounts, notes and other receivables – net	736	808
Inventories – net	272	263
Other current assets	85	75
Total current assets	1,192	1,406
Investments and long-term receivables	11	29
Property, plant and equipment – net	438	477
Goodwill	193	193
Deferred income taxes	199	216
Other assets	196	206
Total assets	$2,229	$2,527
LIABILITIES
Current liabilities:
Accounts payable	$984	$1,074
Current maturities of long-term debt	7	7
Accrued liabilities	283	293
Total current liabilities	1,274	1,374
Long-term debt	1,465	1,643
Deferred income taxes	24	27
Other liabilities	191	218
Total liabilities	$2,954	$3,262
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 240,783,003 and 238,543,624 issued and 220,720,522 and 238,249,056 outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid – in capital	1,203	1,190
Retained deficit	(1,792)	(1,922)
Accumulated other comprehensive income (loss)	46	(3)
Treasury Stock, at cost; 20,062,481 and 0 shares as of June 30, 2024 and December 31, 2023, respectively	(182)	—
Total deficit	(725)	(735)
Total liabilities and deficit	$2,229	$2,527

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Six Months Ended June 30,
	2024	2023
	(Dollars in millions)
Cash flows from operating activities:
Net income	$130	$152
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	14	8
Depreciation	44	43
Amortization of deferred issuance costs	33	5
Loss on remeasurement of forward purchase contract	—	13
Gain on sale of equity investment	(27)	—
Foreign exchange loss (gain)	13	(11)
Stock compensation expense	13	8
Pension expense	1	1
Unrealized loss on derivatives	1	19
Other	3	9
Changes in assets and liabilities:
Accounts, notes and other receivables	50	(69)
Inventories	(24)	(47)
Other assets	17	(10)
Accounts payable	(33)	105
Accrued liabilities	(5)	32
Other liabilities	(20)	(2)
Net cash provided by operating activities	$210	$256
Cash flows from investing activities:
Expenditures for property, plant and equipment	(49)	(33)
Proceeds from cross-currency swap contracts	21	9
Proceeds from sale of equity investment	46	—
Net cash provided by (used) for investing activities	$18	$(24)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	794	667
Payments of long-term debt	(989)	(4)
Repurchases of Series A Preferred Stock	—	(580)
Repurchases of Common Stock	(173)	(15)
Payments of Additional Amounts for conversion of Series A Preferred Stock	—	(25)
Payments for preference dividends	—	(42)
Payments for debt and revolving facility financing costs	(7)	(2)
Other	(9)	(1)
Net cash used for financing activities	$(384)	$(2)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(5)	1
Net (decrease) increase in cash, cash equivalents and restricted cash	(161)	231
Cash, cash equivalents and restricted cash at beginning of the period	260	248
Cash, cash equivalents and restricted cash at end of the period	$99	$479
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	27	27
Interest paid	42	24

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in millions)
Net income	$64	$71	$130	$152
Interest expense, net of interest income (2)	61	24	90	51
Tax expense	23	30	38	57
Depreciation	22	22	44	43
EBITDA	170	147	302	303
Stock compensation expense (3)	5	5	13	8
Repositioning costs	1	1	12	8
Foreign exchange gain on debt, net of related hedging loss	(1)	—	(1)	—
Discounting costs on factoring	1	1	2	2
Gain on sale of equity investment	(27)	—	(27)	—
Other non-operating income (4)	(2)	(2)	(3)	(3)
Acquisition and divestiture expenses (5)	1	—	1	—
Capital structure transformation expenses (6)	—	18	—	20
Debt refinancing and redemption costs (7)	2	—	2	—
Adjusted EBITDA	$150	$170	$301	$338

Net sales	$890	$1,011	$1,805	$1,981

Net income margin	7.2%	7.0%	7.2%	7.7%
Adjusted EBITDA margin (8)	16.9%	16.8%	16.7%	17.1%

(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of interest expense net of interest income, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of stock compensation expense, repositioning costs, foreign exchange (gain) loss on debt net of related hedging gains (loss), discounting costs on factoring, gain on sale of equity investment, acquisition and divestiture expenses, other non-operating income, capital structure transformation expenses, debt refinancing and redemption costs, net reorganization items and loss on extinguishment of debt (if any). Adjusted EBITDA now also adjusts for acquisition and divestiture expenses, and debt refinancing and redemption costs, but no adjustments were made to the prior period as there were no similar adjustments in the prior period. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest-related charges and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $1 million and $5 million for the three months ended June 30, 2024 and 2023, respectively, and $3 million and $5 million for the six months ended June 30, 2024 and 2023, respectively.
(3)    Stock compensation expense includes only non-cash expenses.
(4)     Reflects the non-service component of net periodic pension income.
(5) Reflects the incremental third-party costs incurred for the sale of an equity interest in an unconsolidated joint venture.
(6)     Reflects the third-party incremental costs that were directly attributable to the transformation of the Company's capital structure through the partial repurchase and subsequent conversion of the remaining outstanding Series A Preferred Stock into a single class of common stock in June 2023.
(7) Reflects the third-party costs directly attributable to the repricing of our 2021 Dollar Term Facility.
(8)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Garrett
Reported sales % change	(12)%	18%	(9)%	13%
Less: Foreign currency translation	(2)%	(1)%	(1)%	(3)%
Constant currency sales % change	(10)%	19%	(8)%	16%

Gasoline
Reported sales % change	(17)%	32%	(11)%	21%
Less: Foreign currency translation	(2)%	(2)%	(2)%	(4)%
Constant currency sales % change	(15)%	34%	(9)%	25%

Diesel
Reported sales % change	(15)%	10%	(12)%	6%
Less: Foreign currency translation	(1)%	1%	(1)%	(3)%
Constant currency sales % change	(14)%	9%	(11)%	9%

Commercial vehicles
Reported sales % change	(4)%	9%	(8)%	10%
Less: Foreign currency translation	(2)%	(1)%	(2)%	(3)%
Constant currency sales % change	(2)%	10%	(6)%	13%

Aftermarket
Reported sales % change	6%	6%	4%	5%
Less: Foreign currency translation	(1)%	0%	(1)%	(2)%
Constant currency sales % change	7%	6%	5%	7%

Other Sales
Reported sales % change	(13)%	0%	0%	(7)%
Less: Foreign currency translation	(2)%	0%	(2)%	(2)%
Constant currency sales % change	(11)%	0%	2%	(5)%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024		2023
	(Dollars in millions)
Net cash provided by operating activities	$126	$164	$210	$—	$256
Expenditures for property, plant and equipment	(17)	(25)	(49)	—	(33)
Net cash provided by operating activities less expenditures for property, plant and equipment	109	139	161	—	223
Capital structure transformation expenses	—	1	1		2
Acquisition and divestiture expenses	1	—	1		—
Cash payments for repositioning	4	2	13		4
Proceeds from cross currency swap contracts	4	—	8		—
Factoring and P-notes	(56)	(2)	(54)		(1)
Adjusted free cash flow (1)	$62	$140	$130		$228

(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, factoring and guaranteed bank notes activity.

Full Year 2024 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2024 Full Year
	Low End	High End
Reported net sales (% change)	(10)%	(6)%
Foreign currency translation	(1)%	(1)%
Full year 2024 Outlook Net sales growth at constant currency	(9)%	(5)%

Full Year 2024 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2024 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$245	$285
Interest expense, net of interest income *	148	148
Tax expense	82	92
Depreciation	91	91
Full year 2024 Outlook EBITDA	566	616
Other non-operating income	(27)	(27)
Discounting costs on factoring	2	2
Stock compensation expense	21	21
Acquisition and divestiture expenses	1	1
Debt refinancing and redemption costs	2	2
Repositioning costs	18	18
Full Year 2024 Outlook Adjusted EBITDA	$583	$633
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2024 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2024 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$355	$455
Expenditures for property, plant and equipment	(87)	(87)
Net cash provided by operating activities less expenditures for property, plant and equipment	268	368
Cash payments for repositioning	15	15
Proceeds from cross currency swap contracts	15	15
Acquisition and divestiture expenses	1	1
Capital structure transformation costs	1	1
Full Year 2024 Outlook Adjusted free cash flow	$300	$400